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                                                                     EXHIBIT 5.1




                               September 23, 1999




Solectron Corporation
777 Gibraltar Drive
Milpitas, CA 95035

     Re: Solectron Corporation -- Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission (the "Commission") on or about August 26, 1999, including Amendment No. 1 thereto filed by you with the Commission on or about September 23, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 224,219 shares of your Common Stock, $.001 par value per share (the "Shares"). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling stockholders named in the Registration Statement. We understand that the Shares are to be sold from time to time on the New York Stock Exchange at prevailing prices or as otherwise described in the Registration Statement. As legal counsel for Solectron Corporation, we have examined the proceedings taken by you in connection with the sale of the Shares.

     It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ WILSON SONSINI GOODRICH & ROSATI